Exhibit 10.1

2010 Composite Technology Corporation Omnibus  Incentive Plan Summary

The discretionary bonus pool consists of $1.8 million at 100% payout. Approximately $1,200,000 is set forth for executives and $600,000 for other employees of the Company and its subsidiaries.

All participants of the management bonus to be paid off “Adjusted Revenues.”

Adjusted Revenues shall be subject to minimum actual revenue gates, backlog gates and profitability gates for both CTC Cable and CTC Consolidated.  The gates are described below.

Adjusted Revenues is calculated as:

1)	Actual revenues recorded for calendar year 2010 plus;
2)	Gross margin adjustment (see below) plus;
3)	Backlog credit (see below)

Gross margin adjustment will be an addition or reduction of Adjusted Revenue credit for actual gross margins that deviate from the planned 30% margin rate.    For example, if 2010 revenues are $50 million and generate $15 million in margin there is no adjustment.  If the $50 million in revenues generates 40% margin = $20 million then Adjusted Revenues would be increased by the $5 million in additional margin divided by 30% = $16.6 million in additional Adjusted Revenue credit.  If the $50 million generates 25% margin, Adjusted Revenues would be decreased by the $2.5 million in reduced margin divided by 30% = $8.3 million in reduced Adjusted Revenues.

Backlog credit – for existing backlog (unrecognized revenue) a revenue credit shall be given for 25% of the backlog in excess of $20 million, but not to exceed a $5 million adjusted revenue credit in total.  This is to provide incentive to bring in new orders.

Bonus payout to be as follows:

Bonus Payout	Pool in $	Adjusted Revenue Threshold
25%	$450K	$30 million to $40 million
50%	$900K	$40 million to $50 million
Each 10%	+$180K	Each +$2M over $50M
100%	$1.8M	$60M
Each 20%	+$180K	Each $3M over $60M
200%	$3.6M	Up to $75M

Bonus Gates:

Minimum Revenue Gate:  No CTC bonus shall be paid for actual revenues below $30M, regardless of Adjusted Revenues.

CTC Cable profitability gate:  The maximum bonus payout percentage shall be 25% of the bonus pool figure unless CTC Cable EBITDAS, (Earnings before Interest, Taxes, Depreciation, Amortization, and Stock Compensation) is positive.  If the calculated bonus accrual itself pushes CTC Cable EBITDAS to a loss, then the bonus limit shall be 25% of the pool, plus 50% of the EBITDAS gain remaining after the initial 25% bonus is reduced from pre-bonus EBITDAS.

CTC Corporate profitability gate:  The maximum bonus payout percentage shall be 50% of the bonus pool figure unless CTC consolidated EBITDAS, (Earnings before Interest, Taxes, Depreciation, Amortization, and Stock Compensation) is positive. If the calculated bonus accrual itself pushes CTC Cable EBITDAS to a loss, then the bonus limit shall be 50% of the pool, plus 50% of the EBITDAS gain remaining after the initial 50% bonus is reduced from pre-bonus EBITDAS.

The maximum bonus is 200% of pool target.